EXHIBIT 99.1

For Immediate Release: August 30, 2002


KING POWER INTERNATIONALGROUP CO., LTD MAKES ANNOUNCEMENT

Bangkok, Thailand - King Power International Group Co., Ltd. ("KPG" or the "Company") today announced that the Company was served on August 27, 2002 with a complaint brought in Nevada against the Company and each of its directors and which seeks class action status. The complaint alleges, among other things, that the directors of the Company have breached their fiduciary duties in pursuing the proposed merger transaction in which the Company will be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The lawsuit seeks to enjoin the proposed merger transaction and seeks payment of fees of plaintiff's counsel and experts. The Company believes that the lawsuit is without merit, and intends to vigorously defend the suit.


Note: news releases and other information on King Power Group can be accessed at www.kingpower.com and www.kingpowerinternational.com on the internet.


The above information contains certain forward-looking statements and information relating to the Company that its based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words
"anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing, and general economic risks and uncertainties.






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